Immediate Release:


ABB Flexible Automation Signs Letter of Intent to Acquire Wilson Automation

Newcor, Inc., Bloomfield Hills, Michigan, April 2, 1996.  W. John
Weinhardt, President and Chief Executive Officer of Newcor, Inc., announced today that ABB Flexible Automation, a unit of ABB (Asea Brown Boveri), has signed a Letter of Intent with Newcor, Inc. to purchase the Wilson Automation division.

Wilson Automation, located in Warren, Michigan, is a leading supplier with widely acknowledged expertise in the design and manufacture of engine, transmission, and axle assembly systems. Wilson has been supplying advanced assembly and testing systems to automotive and other users in North America since 1952.

ABB Flexible Automation's engine and transmission assembly systems are presently designed and built at ABB Flexible Automation, located in Langenfeld, Germany. This agreement will bring together the skills, experience and complementary product lines of both companies and will give the ABB Flexible Automation/Wilson combination a leading position in global engine, transmission, and axle assembly.

" This divestiture is an essential step in Newcor's strategy to move away from the more volatile special machine systems business and redeploy our resources to concentrate on more rapid growth in our Precision Machined Products and Rubber and Plastic Components groups," said Weinhardt.
" We feel that the sale of Wilson Automation to ABB will assure Wilson's future in the increasingly global market for engine, transmission, and axle systems. ABB will become the only engine, transmission, and axle assembly supplier which has complete design and build capability in both North America and Europe."

Wilson Automation, with 150 employees, will be a division of ABB Flexible Automation and will continue its operations in Warren, Michigan. It will be designated as a Center of Excellence for engine, transmission, and axle assembly for ABB in the Americas.

Newcor, Inc., headquartered in Bloomfield Hills, Michigan, is a leading supplier of precision machined parts, molded rubber and plastic components, and special machines to the automotive, agricultural, appliance and other industries. Newcor is listed on the NASDAQ Stock Market under the symbol NEWC.